Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 o: 650.493.9300 f: 866.974.7329

May 8, 2025

Sana Biotechnology, Inc.

188 East Blaine Street, Suite 400

Seattle, Washington 98102

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Sana Biotechnology, Inc., a Delaware corporation (the “Company”), in connection with the registration of the proposed offer and sale of up to $119,000,000 of shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-277584), as amended, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective on March 21, 2025 (the “Registration Statement”), the prospectus contained within the Registration Statement (the “Base Prospectus”), and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of May 8, 2025, and will be filed by the Company in accordance with Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

The offering and sale of the Shares are being made pursuant to the Sales Agreement, dated as of May 8, 2025 (the “Sales Agreement”), by and between the Company and TD Securities (USA) LLC.

We have examined copies of the Sales Agreement, the Registration Statement and the Prospectus. We have also examined instruments, documents, certificates and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (d) that the Sales Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); (e) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and (f) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

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SALT LAKE CITY san diego san francisco seattle shanghai washington, dc wilmington, de

We express no opinion as to the laws of any other jurisdiction, other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

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We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about the date hereof, for incorporation by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation